Exhibit 10.2

CRYOLIFE, INC.

2004 EMPLOYEE STOCK INCENTIVE PLAN

FIRST AMENDMENT TO

AWARD AGREEMENT

THIS FIRST AMENDMENT TO AWARD AGREEMENT (this “Amendment”) is entered into as of the 24th day of May, 2011 by and between CryoLife, Inc., a Florida corporation (the “Company”) and D. Ashley Lee (“Employee”).

WITNESSETH

WHEREAS, the Company and Employee entered into that certain Award Agreement dated as of May 4, 2006 (the “Award Agreement”) pursuant to the 2004 Employee Stock Incentive Plan (the “Plan”);

WHEREAS, Subsection 2.4(d) of the Plan, as amended, states that, if the Award Agreement so provides, the Exercise Price may be paid via a cashless net exercise in which the optionee provides notice of intent to exercise and the Company withholds shares in order to pay the exercise price; and

WHEREAS, the addition of a net exercise feature to an option represents a modification, thereby effectively creating the grant of a new option, and, accordingly, any option that is subject to this Award Agreement that is an incentive stock option may lose its status as such as a result of this Amendment;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and other valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. The Award Agreement shall be amended so that Paragraph 3 and Paragraph 11 are deleted in their entirety and replaced with the following:

3. Method of Exercise. The option shall be exercised by written notice directed to the Company, at the Company’s principal executive office, and except as set forth below, must be accompanied by payment of the option price for the number of Option Shares purchased in accordance with the Plan’s requirements. The Option Exercise Price for the number of Option Shares purchased may be payable in cash or by tendering (by actual delivery of shares) shares of the Company’s common stock in accordance with the Plan. To the extent permitted by applicable law, you may elect to pay the Option Exercise Price for the number of Option Shares purchased by irrevocably authorizing a third party to sell shares of the Company’s common stock acquired upon exercise of the Option Shares and remitting to the Company a sufficient portion of the sale proceeds as payment of the entire Option Exercise Price for the number of Option Shares purchased, including any tax withholding resulting from such exercise. You may also elect to make payment of the Option Exercise Price via a cashless net exercise by providing notice to the Company of your intent to do. If you choose this method of payment, the Company will withhold shares that would otherwise be delivered to you upon exercise in order to pay the Option Exercise Price and any tax withholding resulting from such exercise. The Company shall make delivery of such shares in accordance with the Plan provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action.

11. Payment: Except as set forth below, the Option Exercise Price shall be paid in cash in U.S. Dollars at the time the Option is exercised or in shares of Common Stock of the Company held by the employee for at least six months and having an aggregate value equal to the Option Exercise Price. If the Option Exercise Price is paid by transfer of shares of Common Stock of the Company then the value of such shares will be the fair market value as of the day the shares are tendered, which is the closing sale price of the Stock on that day on the New York Stock Exchange. The Option Exercise Price may be paid by a combination of cash and Common Stock. Notwithstanding the foregoing, to the extent permitted by applicable law, Employee may elect to pay the Option Exercise Price by authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Exercise Price and any tax withholding resulting from such exercise. Employee may also elect to make payment of the Option Exercise Price via a cashless net exercise by providing notice to the Company of the intent to do. If Employee chooses this method of payment, the Company will withhold shares that would otherwise be delivered to Employee upon exercise in order to pay the Option Exercise Price and any tax withholding resulting from such exercise. The value of such shares will be the fair market value as of the day the option is exercised, which is the closing sale price of the Stock on that day on the New York Stock Exchange, and having an aggregate fair market value equal to the aggregate Option Exercise Price.

2. All other terms and conditions of the Award Agreement shall remain in full force and effect as therein contained.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and Employee has executed this agreement as of the day and year first written above.

CRYOLIFE, INC.		EMPLOYEE

By:	/s/ Steven G. Anderson	/s/ D. Ashley Lee
Name:	Steven G. Anderson	D. Ashley Lee
Title:	President and CEO

Date: 5/24/11		Date: 5/24/11

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